Exhibit 10.2

FIRST AMENDMENT TO LETTER AGREEMENT

THIS FIRST AMENDMENT TO LETTER AGREEMENT (the “Amendment”) is entered into effective the 1st day of March, 2006, by Novoste Corporation, a Florida corporation (hereinafter referred to as the “Company”) and Subhash C. Sarda (hereinafter referred to as the “Executive”). The Company and Executive are hereinafter referred to collectively, as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Parties have entered into a Letter Agreement dated November 11, 2005, pursuant to which the date of Executive’s termination of employment with the Company was established as February 28, 2006 and pursuant to which the Executive is entitled to receive certain payments upon the termination of his employment; and

WHEREAS, the Company desires to further extend Executive’s employment beyond February 28, 2006.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Termination of Employment: The terms of paragraph 1 of the Letter Agreement shall be altered and amended so that the Executive shall continue to be employed by the Company, with all accompanying benefits of employment, including health insurance benefits, vacation and allowable personal time accrual for 2006, reimbursement of business expenses and salary at his base salary rate as of the date of the Letter Agreement, through March 31, 2006. Nothing in this letter shall exclude the Executive from pursuing other employment search activities, as long as such activity does not substantially interfere with his performance of his duties as Chief Financial Officer.

2. Certain Payments: Paragraph 2 of the letter Agreement, shall be further amended by adding the following paragraph:

(iv)	a fifth payment (the “Fifth Payment”) in the amount of $15,000, less applicable deductions, including, without limitation, federal and state withholding, to be paid on March 31, 2006, provided, however, that the Executive shall not receive the Fifth Payment if the Executive voluntarily terminates employment with the Company prior to March 31, 2006. Notwithstanding the foregoing, if the composition of the Company’s Board of Directors changes such that the number of directors on the Board of Directors who are directors of the Board of Directors as of the date of this Amendment is less than the number of directors on the Board of Directors who are not directors of the Board of Directors as of the date of this Amendment, the Executive shall be entitled to immediate payment of the Fifth Payment (to the extent such payment has not previously been made);

3. All other and further terms and provisions of the Letter Agreement shall remain in full force and effect as entered into by the Parties on November 11, 2005.

IN WITNESS WHEREOF, the Parties have executed this First Amendment to the Letter Agreement as of the date indicated by their respective names.

Date:

March 9, 2006	/s/ Subhash C. Sarda
SUBHASH C. SARDA

NOVOSTE CORPORATION

Date:

March 9, 2006	By:	/s/ Alfred J. Novak
	Name:	ALFRED J. NOVAK
	Title:	PRESIDENT AND CHIEF EXECUTIVE OFFICER